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                                                                Exhibit 4.11



                           JUPITER MEDIA METRIX, INC.
                             STOCK OPTION AGREEMENT

            AGREEMENT made as of the 27th day of December, 2000, by and between Jupiter Media Metrix, Inc., a Delaware corporation (the "COMPANY"), and Marketing Intelligence Corporation, a Japanese corporation (the "OPTIONEE").

                             W I T N E S S E T H

            WHEREAS, the Company and the Optionee (together the "SHAREHOLDERS") are shareholders of Jupiter Media Metrix K.K. ("JUPITER MEDIA METRIX K.K."); and

            WHEREAS, the Company desires to grant to the Optionee, and the Optionee desires to accept, an option (the "OPTION") to acquire shares of common stock, $.01 par value, of the Company (the "COMMON STOCK") upon the terms and conditions set forth in this agreement.

            NOW, THEREFORE, the parties hereto agree as follows:

      1.    GRANT.

            (a) Subject to the terms and conditions set forth in this Stock Option Agreement, the Company hereby grants to the Optionee an Option to exchange all, but not less than all shares of Jupiter Media Metrix K.K. (the "SHARES") for shares of Common Stock at any time during a ten (10) year period commencing at 9:00 am (New York time) on December 27, 2001 and ending at 5:00 pm (New York time) December 27, 2011 (the "EXCHANGE PERIOD"). The number of shares of Common Stock Optionee shall receive shall be determined by dividing the aggregate U.S. dollar amount of Optionee's equity investment (determined based on the Yen-U.S. dollar exchange rate quoted in the Wall Street Journal on the date hereof) in Jupiter Media Metrix K.K. by the closing price of a Company share on the Nasdaq National Market on any date between December 22, 2000 and December 28, 2000 (whichever date is lowest) (the "PER SHARE OPTION PRICE").

            (b) The Option may be exercised by the Optionee if the revenues of Jupiter Media Metrix K.K. exceed 50% of the revenue projections set forth in the Jupiter Media Metrix K.K. business plan for the year ending December 31, 2001 or any subsequent calendar year. The Optionee may exercise the Option at any time after any one of the foregoing specified revenue targets is exceeded.

      2.    EXERCISES; REPRESENTATIONS AND WARRANTIES.

            (a) The Option may be exercised in whole but not in part in accordance with Section 1 hereof by delivering to the Secretary of the Company
(a) a written notice specifying the number of shares to be acquired, and (b) delivery of certificates representing the Shares. It shall be a condition to the issuance of the Common Stock certificates that an amount, if any, deemed necessary by the Company to enable it to satisfy any income tax withholding obligations with respect to the exercise shall be remitted to the Company (unless other arrangements acceptable to the Company are made for the satisfaction of such withholding obligations).
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            (b) The Company hereby represents and warrants the following to the
Optionee:

                  (i) The Company has the full right, power and authority to enter into this Agreement and to allot and set aside such number of shares of Common Stock as is necessary upon the exercise of the Option.

                  (ii) This Agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligations of the Company, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other laws affecting creditors' rights generally, or equity principles, whether in a proceeding in equity or law.

                  (iii) The Company has not, to its knowledge, taken any action which would cause it to violate the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

                  (iv) The Common Stock subject to the exercise of the Option will be, at the time of the exercise of the Option, listed on NASDAQ.

                  (v) The execution and delivery of this Agreement by the Company will not result in a violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving notice: (i) any provision of the certificate of incorporation or by-laws of the Company, (ii) any material contract or other arrangement to which the Company is bound or (iii) any statute, rule or governmental regulation applicable to the Company. The execution and delivery of this Agreement by the Company will not impair the Company's ability to issue Common Stock.

                  (vi) The Company has obtained all necessary consents or approvals necessary for execution, delivery and performance of this Agreement.

            3. RESERVATION OF SHARES; LISTING. The Company agrees that, prior to the expiration of this Option, the Company will at all times have authorized and in reserve, and will keep available, solely for issuance or delivery upon the exercise of this Option, the shares of the Common Stock and other securities and properties as from time to time shall be receivable upon the exercise of this Option, free and clear of all restrictions on sale or transfer and free and clear of all preemptive rights and rights of first refusal and keep the shares of the Common Stock receivable upon the exercise of this Option authorized for listing on NASDAQ upon notice of issuance.

            4. PROTECTION AGAINST DILUTION.

            (a) In case the Company shall hereafter (i) pay a dividend or make a distribution on its capital stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares or (iv) issue by reclassification of its Common Stock any shares of capital stock of the Company, the Per Share Option Price shall be adjusted so that the Optionee upon the exercise hereof shall be entitled to receive the number of shares of


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Common Stock or other capital stock of the Company which it would have owned immediately following such action had such Option been exercised immediately prior thereto. An adjustment made pursuant to this Subsection 4(a) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

            (b) If, at any time or from time to time after the date of this Option, the Company shall issue or distribute to the holders of shares of Common Stock evidences of its indebtedness, any other securities of the Company or any cash, property or other assets (excluding a subdivision, combination or reclassification, or dividend, and also excluding cash dividends or cash distributions paid out of net profits legally available therefor if the full amount thereof, together with the value of other dividends and distributions made substantially concurrently therewith or pursuant to a plan which includes payment thereof, is equivalent to not more than 5% of the Company's net worth) (any such nonexcluded event being herein called a "SPECIAL Dividend"), the Per Share Option Price shall be adjusted by multiplying the Per Share Option Price then in effect by a fraction, the numerator of which shall be the then current market price of the Common Stock (defined as the average for the five consecutive business days immediately prior to the record date of the daily closing price of the Common Stock as reported by the national securities exchange upon which the Common Stock is then listed or if not listed on any such exchange, the average of the closing prices as reported by NASDAQ) less the fair market value (as determined in good faith by the Company's Board of Directors) of the evidences of indebtedness, cash, securities or property, or other assets issued or distributed in such Special Dividend applicable to one share of Common Stock and the denominator of which shall be such then current market price per share of Common Stock. An adjustment made pursuant to this Subsection 4(b) shall become effective immediately after the record date of any such Special Dividend.

            (c) In case of any capital reorganization or reclassification, or any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the continuing corporation, or in case of any sale or conveyance to another entity of the property of the Company as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Company), the Optionee shall have the right thereafter to receive on the exercise of this Option the kind and amount of securities, cash or other property which the holder would have owned or have been entitled to receive immediately after such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance had this Option been exercised immediately prior to the effective date of such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance and in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section 4 with respect to the rights and interests thereafter of the Optionee to the end that the provisions set forth in this Section 4 shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the exercise of this Option. The above provisions of this Subsection 4(c) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, statutory exchanges, sales or conveyances. The issuer of any shares of stock or other securities or property thereafter deliverable on the exercise of this Option shall be responsible for all of the agreements and obligations of the Company hereunder.


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Notice of any such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance and of said provisions so proposed to be made, shall be mailed to the holders of the Options not less than 30 days prior to such event. A sale of all or substantially all of the assets of the Company for a consideration consisting primarily of securities shall be deemed a consolidation or merger for the foregoing purposes.

            (d) No adjustment in the Per Share Option Price shall be required unless such adjustment would require an increase or decrease of at least $0.05 per share of Common Stock; provided, however, that any adjustments which by reason of this Subsection 4(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 4 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be. Anything in this Section 4 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Per Share Option Price, in addition to those required by this Section 4, as it in its discretion shall deem to be advisable in order that any stock dividend, subdivision of shares or distribution of rights to purchase stock or securities convertible or exchangeable for stock hereafter made by the Company to its stockholders shall not be taxable.

            (e) If the Board of Directors of the Company shall (i) declare any dividend or other distribution with respect to the Common Stock, other than a cash dividend subject to the first parenthetical in Subsection 4(b), (ii) offer to the holders of shares of Common Stock any additional shares of Common Stock, any securities convertible into or exercisable for shares of Common Stock or any rights to subscribe thereto, or (iii) propose a dissolution, liquidation or winding up of the Company, the Company shall mail notice thereof to the Optionee not less than 15 days prior to the record date fixed for determining stockholders entitled to participate in such dividend, distribution, offer or subscription right or to vote on such dissolution, liquidation or winding up.

            (f) If, as a result of an adjustment made pursuant to this Section 4, the holder of any Option thereafter surrendered for exercise shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Company, the Board of Directors (whose determination shall be conclusive and shall be described in a written notice to the holder of any Option promptly after such adjustment) shall determine the allocation of the adjusted Per Share Option Price between or among shares or such classes of capital stock or shares of Common Stock and other capital stock.

            (g) Upon each adjustment of the Per Share Option Price pursuant to the provisions of this Section 4, the number of shares of Common Stock issuable upon the exercise at the adjusted Per Share Option Price of the Option shall be adjusted to the nearest full amount by multiplying a number equal to the Per Share Option Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable upon exercise of the Option immediately prior to such adjustment and dividing the product so obtained by the adjusted Per Share Option Price.

            5. RIGHTS AS STOCKHOLDER. Upon the exercise of the Option in accordance with the terms hereof, the Company shall cause the number of shares of Common Stock issuable to be issued to the Optionee as fully paid and non-assessable shares of Common Stock and shall


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cause the share certificates representing such shares to be delivered to the
Optionee as soon as possible thereafter. No shares of Common Stock shall be sold or delivered hereunder until full payment for such shares has been made. The Optionee shall have no rights as a stockholder with respect to any share covered by the option until a stock certificate for such shares is issued to the Optionee. Expect as otherwise provided herein, no adjustment shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

            6. LIMITED TRANSFERABILITY. This Option may not be sold, transferred, assigned or hypothecated by the Optionee except in compliance with the provisions of the Securities Act of 1933, as amended. The Company may treat the registered holder as he or it appears on the Company's books at any time as the holder for all purposes. The Company shall permit any Optionee or his duly authorized attorney, upon written request during ordinary business hours, to inspect and copy or make extracts from its books showing the registered holders of Options. All Options issued upon the transfer or assignment of this Option will be dated the same date as this Option, and all rights of the holder thereof shall be identical to those of the Optionee.

            7. ADMINISTRATION. The Board of Directors of the Company will have full power and authority to interpret and apply the provisions of this agreement on behalf of the Company and act on behalf of the Company in connection with this agreement, and the decision of the Board of Directors of the Company as to any matter arising under this agreement shall be binding and conclusive as to the Company.

            8. MISCELLANEOUS.

            (a) This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

            (b) This agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Except as specified in the Shareholders' Agreement by and between the parties hereto dated as of the date hereof, this agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified except by written instrument executed by the parties.

            (c) The parties hereto agree that any dispute, disagreement or controversy between any party relating to this Agreement that cannot be resolved by the parties shall promptly be submitted to arbitration to be resolved by final and binding arbitration in accordance with the provisions of the American Arbitration Association. The place of arbitration shall be New York, New York. The arbitration tribunal shall be composed of three arbitrators who have sufficient experience in the matters at hand, one of whom shall be appointed by the Company, one of whom shall be appointed by Optionee and one of whom shall be appointed by such two arbitrators. The arbitrators will be directed to and shall resolve such dispute, disagreement or controversy on the basis of the information provided to them as soon as practicable. The arbitration award shall be given in writing and shall be final, binding on the parties, not subject to any appeal, and shall deal with questions of costs of arbitration and all matters related thereto.


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            IN WITNESS WHEREOF, this agreement has been executed as of the date first above written.

                               JUPITER MEDIA METRIX, INC.


                               By:  /s/ Tod Johnson
                                  --------------------------------------
                                  Name:  Tod Johnson
                                  Title:  Chairman and Chief Executive Officer



                               MARKETING INTELLIGENCE CORPORATION


                               By:  /s/ Norio Taori
                                  --------------------------------------
                                  Name: Norio Taori
                                  Title: President and Representative Director



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